EXHIBIT 99.1

BRAEMAR HOTELS & RESORTS
First Quarter 2020 Conference Call
May 22, 2020
10 a.m. CT

Introductory Comments - Jordan Jennings

Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the first quarter of 2020 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities.  Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 21, 2020, and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Richard Stockton. Please go ahead Richard.
Introduction - Richard Stockton

Good morning, and welcome to our first quarter 2020 earnings conference call. I will begin by providing an update on our activities in response to the COVID-19 pandemic. After that, Deric will provide a detailed review of our financial results, and then Jeremy will provide an update on our asset management activity. Afterward, we will open the call for Q&A.

First, this has been an extraordinary period for all of us as this global pandemic has created both social and economic disruption on an unprecedented level. Our thoughts go out to those affected by COVID-19 and to those on the front lines working to keep us safe. The pandemic has created a volatile landscape throughout the hospitality industry and our entire leadership team has been steadfast in its commitment to protect all of our stakeholders during this unprecedented time.

A few objectives have guided us. First, the health and safety of our employees, guests and the communities in which we operate is our highest priority. As stay-at-home orders were implemented,

we quickly adapted to the restrictions and challenges affecting our guests and hotels. Initially, we took quick and decisive steps to significantly reduce staffing levels and non-essential expenses across all of our hotels. Later, in many cases as a response to a government order, we took steps to temporarily suspend operations at 11 of our properties. For those properties that remain open, we have instituted stringent safety measures consistent with evolving best-practice recommendations regarding COVID-19 and we are operating those hotels with minimal staffing.

The following are a few of the many steps we have taken to reduce expenses at our closed properties. We have set all thermostats in rooms and public spaces to temperatures that conserve the most energy. We have turned off in-room refrigerators and unplugged kitchen, back of house, and office equipment. We have renegotiated pricing on, or are canceling, service contracts. We are working diligently to collect cancellation fees or partner with group customers to rebook their programs for a later date.

For the two hotels that we do have open, we have reduced staffing to skeleton crews through furloughs and layoffs. We are scheduling partial shifts when full shifts are not necessary. In some cases, we have blocked off and shut down floors and wings of hotels.

Additionally, we have specific plans to contain expenses and generate revenue as the portfolio reopens. We may eliminate housekeeping service for some properties for stayovers. We will also eliminate van transportation, airport shuttle service, valet parking services, turndown service, and all amenities that exceed brand standards. We may suspend some services at concierge lounges, M Clubs, and all spas and kids clubs. Our asset management efforts have been relentless and have positioned us well for the impending ramp-up in operations that we now anticipate.

Although the vast majority of our hotels are currently closed, we believe that hotel occupancy bottomed in the middle of April. Since then, occupancy continues to increase on a weekly basis. Net new bookings are positive. We are seeing pick-up of room nights on a short term basis and the pace of that pick-up is increasing almost daily. We expect drive-to leisure hotels to be among the first to bounce back, and we are already seeing this at our Ritz-Carlton Sarasota, which ran 42% occupancy this past Saturday at an average rate of $392. Seven out of our thirteen hotels are well positioned to benefit from drive-to leisure demand. In addition to the Ritz-Carlton Sarasota, these include the Bardessono, Hotel Yountville, Ritz-Carlton Lake Tahoe, Pier House Resort, Park Hyatt Beaver Creek, and Hilton La Jolla Torrey Pines. They will similarly benefit from their ability to attract drive-to leisure demand once they resume services. We currently expect to resume services at each of these hotels sometime in June.

Looking ahead a few months, we continue to be excited about the Courtyard San Francisco Downtown and its upcoming conversion to the Autograph Collection, under the name The Clancy. The renovation continued during the first quarter, with a portion of the lobby opening along with the Parklet, an outdoor seating and reception area. Operations at the hotel were temporarily suspended on April 11, with the local Shelter in Place order extended until May 31; however, certain construction projects have been allowed to resume. We have recently restarted construction following a hiatus due to the initial Shelter in Place order. Our current estimate for the hotel’s completion is expected in the mid-third quarter of this year. Comparable RevPAR decreased 30.0% during the first quarter.

We have also taken proactive and aggressive actions to protect and enhance our corporate liquidity. This included drawing down our $75 million credit facility in early March, cutting expenses at the corporate level, and significantly reducing our planned capex spend for the year. All in, we estimate that we have reduced our run-rate corporate G&A and reimbursable expenses under our advisory agreement by approximately 25%. Additionally, we have been focused on working with our lenders to arrange mutually agreeable forbearance agreements that will provide us with some necessary financial relief during this crisis.

I would like to close by saying that Braemar has a long-tenured and experienced management team that has successfully managed through prior challenging economic periods. We believe the company has the right management team in place to protect long-term values and our entire team remains undaunted in managing these near-term challenges while positioning ourselves for continued long-term success.

I will now turn the call over to Deric.

Financial Review - Deric Eubanks
Thanks, Richard.

During the first quarter, we recognized $3.6 million of BI income for the Ritz-Carlton St. Thomas, which is reflected in the Other Hotel Revenue line of our Income Statement. These insurance recoveries related to the months of December 2019 through February 2020. As I mentioned last quarter, we expect these insurance recoveries will taper off going forward.

For the first quarter of 2020, we reported a net loss attributable to common stockholders of $15.5 million or $0.48 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.12.

Adjusted EBITDAre for the quarter was $18.5 million.

At quarter’s end, we had total assets of $1.8 billion. We had $1.1 billion of mortgage loans, of which $49 million related to our joint venture partner’s share of the loan on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 3.3%. Our loans are entirely floating rate, and the vast majority have interest rate caps in place. As of the end of the first quarter, we had approximately 50% net debt to gross assets.

We ended the quarter with cash and cash equivalents of $142 million and restricted cash of $45 million. The vast majority of that restricted cash is comprised of lender and manager held reserve accounts. We have been and continue to work with our property managers and lenders in order to utilize these lender and manager held reserves to fund operating shortfalls at our hotels. At the end of the quarter, we also had $17 million due from third-party hotel managers. This represents cash held by one of our property managers which is also available to fund hotel operating costs.

As Richard mentioned, in response to this pandemic, we have taken decisive measures to reduce our cash utilization. We have reduced corporate G&A and reimbursable expenses under our Advisory Agreement by approximately 25% on an annual basis. To further preserve our liquidity, our Board of Directors decided to suspend our common stock dividend which will save approximately $6 million on a quarterly basis. We estimate that our current monthly cash utilization at our hotels given their current state of either having suspended operations or operating in a limited capacity is approximately $10 million per month. As I mentioned, all of our debt is property-level, non-recourse debt, except for our corporate credit facility, and the monthly interest is currently approximately $3 million per month.

Our run rate for corporate G&A and Advisory Fees is approximately $1.3 million per month. Based on the anticipated re-opening dates and realistic yet conservative assumptions for future hotel operations, we believe that we have sufficient liquidity to return to positive cashflow.

As of March 31, 2020, our portfolio consisted of 13 hotels with 3,487 net rooms.

Our share count currently stands at 38.0 million fully diluted shares outstanding, which is comprised of 33.5 million shares of common stock and 4.4 million OP units. In our financial results, we include approximately 6.7 million shares in our fully diluted share count associated with our Series B convertible preferred stock.

This concludes our financial review. I’d now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter
Thank you, Deric.

Comparable RevPAR for our portfolio decreased 14.8% during the first quarter. This decrease represents an outperformance of 8.5 percentage points and 7.9 percentage points relative to our hotels’ submarket chain scales and the nationwide luxury class, respectively. Our portfolio also outperformed our hotels’ competitive sets and the total United States market. By all of our commonly used benchmarking metrics, Comparable RevPAR performed well, relatively speaking, despite the ongoing COVID-19 pandemic that has disproportionately impacted the travel and tourism industry.

Prior to the COVID-19 pandemic, our hotels were performing well to start 2020. Year-to-date through February, Comparable RevPAR for our portfolio had grown 13.1%, with double-digit growth at over half the hotels in our portfolio. Comparable RevPAR at the recently-converted Notary Hotel grew 47.7%, with 16.0% rate growth. The Ritz-Carlton Sarasota had a very strong start to the year, with Comparable RevPAR growing 25.9%. Additionally, with the city of Chicago hosting a large Amazon citywide in January and the NBA All-Star game in February, Comparable RevPAR for the Sofitel Chicago Magnificent Mile grew 11.2%. Overall, across the portfolio, we had begun to reap the outsized returns we had been anticipating in 2020 and beyond. In fact, in February, Total Hotel Revenue grew 21.6% across our portfolio.

When it became apparent that the COVID-19 pandemic was going to severely impact our hotels’ performance, we took swift action to put ourselves in a position to weather this crisis. In March, we significantly reduced operating expenses by 29.8%, or $8.1 million, relative to March 2019. These reductions will be even more pronounced in the second quarter numbers. We have also temporarily suspended services at 11 hotels. These are unprecedented and difficult times. Asset management, property management, and the brands are all working together. We want to bring back as many associates as we can as soon as we can when demand justifies bringing them back. Our associates have been pushed hard, working through a challenging situation. Folks have risen to the occasion. It makes us proud to see how everyone has pitched in to help while being asked to do more for less pay.

I also want to highlight the extraordinary job Remington is doing in response to the pandemic by minimizing the financial impact to us while keeping associates and guests safe. During the first quarter, our Remington-managed independent hotels were able to more nimbly respond to the crisis. Comparable

RevPAR at our three Remington-managed hotels decreased 14.1% and Hotel EBITDA flow-through was 36%, both numbers outperforming our portfolio totals. March Comparable RevPAR decreased 51.6%, 12.6 percentage points and 0.3 percentage points less than the luxury chain scale nationally and the total United States market, respectively, quite a remarkable feat given that, nationally, luxury hotels experienced decreases twice those experienced by the economy chain scale. Operating expenses at our Remington-managed hotels decreased 39.8% in March, again outpacing our portfolio totals. Remington was also aggressive in cutting the costs of shared services.

While it is unknown how fast the recovery will be, we believe the worst is behind us. It appears the trough occurred in the middle of April. Incredibly, we have two hotels, the Ritz-Carlton Sarasota and the Notary Hotel, open and operating with 15.3 and 10.6 FTEs, respectively. As we look at our portfolio, it seems that the fastest segments to rebound will be leisure and other transient business, with the group segment lagging in recovery. We also believe larger box hotels will struggle more than smaller hotels because it will be difficult to get occupancy for these hotels via large blocks of rooms. In addition to smaller hotels having an advantage, we believe hotels in drive-to markets will experience a quicker recovery as well. In 2019, our portfolio’s group rate and occupancy as a percentage of total occupancy were $252.13 and 27%, respectively. The transient segment accounted for over 2.5 times as many room nights as the group segment at a $312.75 rate, a 24.0% premium. Our average hotel has 286 rooms, and many of our hotels are smaller. Almost half the hotels in our portfolio have fewer than 200 rooms, and many of our hotels are in drive-to leisure markets. We anticipate that our portfolio will benefit from having much higher transient rates, the highest RevPAR of any hospitality REIT, and being well diversified. The Capital Hilton will also benefit from the inauguration next year. Prior to the pandemic, supply growth in our domestic markets was slowing, and we expect that tailwind to continue. We expect luxury travel to resume more quickly as well, given pent-up demand in this segment. Finally, as previously mentioned, our hotels were only beginning to reap the rewards from the various renovations and repositionings we had recently completed, including the Ritz-Carlton St. Thomas, which is now positioned as one of the finest resorts in the Caribbean.

I will now turn to capital investment. Last year, we invested heavily in our portfolio to enhance our competitive positioning. These investments include: the conversion of the Courtyard Philadelphia Downtown to The Notary in Marriott’s Autograph Collection, the completion of the 3-suite Presidential Villa at the Bardessono Hotel, and value-add projects during the rebuild of the Ritz-Carlton St. Thomas. These initiatives have allowed us to be more judicious with our spending on capital expenditures during the COVID-19 pandemic. During the year, we anticipate the completion of the Courtyard San Francisco Downtown’s conversion to The Clancy in Marriott’s Autograph Collection and the guestrooms renovation at the Pier House Resort in Key West. In total, we expect to spend approximately $15-25 million on capital expenditures in 2020.

Before we go to Q&A I would like to turn the call back over to Richard for final remarks.

Richard Stockton

Thank you, Jeremy.

We have taken decisive actions to navigate the near-term challenges of this crisis. I am proud of our efforts to protect our assets and maintain financial flexibility to position ourselves for future success post-pandemic.

This concludes our prepared remarks, and we will now open the call up for Q&A.

<Q&A>

Richard Stockton

Thank you for joining us on the first quarter earnings call and we look forward to speaking with you again on our next call.